EXHIBIT 99.1

Consolidated Communications to Acquire FairPoint Communications, Inc.

  Creates a stronger business and broadband communications provider to better serve its customers
  Doubles revenue, adjusted EBITDA and provides significant scale and resources
  Increases fiber route miles to 35,100 across 24 states
  Adds more than 3,000 lit buildings and an extensive fiber-to-the-tower footprint
  Meaningfully cash flow per share accretive in year one with estimated operating synergies of $55 million and $300 million in NOLs
  Strengthens the dividend payout ratio and improves the balance sheet through deleveraging
  Consolidated to host conference call today at 8:30 am ET/7:30 am CT

MATTOON, Ill., Dec. 05, 2016 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (NASDAQ:CNSL) announced today it has entered into a definitive agreement to acquire FairPoint Communications, Inc. (NASDAQ:FRP), a business and broadband communications provider, in an all-stock merger transaction valued at approximately $1.5 billion, including debt.  The agreement and the proposed merger have been unanimously approved by the boards of directors at both companies.

“This transaction combines two companies with extensive fiber networks and complementary strategies focusing on being the leading business and broadband solutions provider,” said Bob Udell, president and chief executive officer of Consolidated Communications.  “This merger positions Consolidated to leverage its extensive product and services portfolio and consultative sales approach across 24 states bringing advanced solutions and a better experience to customers.  We are well positioned to ensure a smooth transition for customers and employees as we leverage a solid track record of successful integrations.”

“I am very proud of my team and our employees and all that we have accomplished in the last several years,” said Paul Sunu, chief executive officer of FairPoint.  “This transaction offers a number of benefits for FairPoint's shareholders including the enhanced scale of the combined company, the opportunity to benefit from the realization of synergies and the receipt of an attractive dividend going forward.  I am confident the new combined company will accelerate our progress and bring numerous benefits to our customers, employees and shareholders. Together, FairPoint and Consolidated Communications create a highly competitive business and broadband company with a superior network to deliver a best-in-class experience to carrier, commercial and consumer customers.”

“The financial benefits associated with the combination in the form of synergies and reduced leverage provide us additional operating and strategic flexibility going forward,” Udell added.  “The transaction is meaningfully accretive to free cash flow per share in the first year, strengthening the dividend payout ratio while maintaining our current dividend policy to shareholders.”

Under the terms of the agreement, FairPoint shareholders will receive a fixed exchange ratio of 0.7300 shares of Consolidated Communications common stock for each share of FairPoint common stock.  This equates to a premium of 17.3 percent to the 30-day average exchange ratio as of Dec. 2, 2016.  After closing, Consolidated’s shareholders will own approximately 71.3 percent of the pro forma combined company and FairPoint’s shareholders will own 28.7 percent.

On a pro forma basis, the combined company generated more than $1.5 billion in revenue and $566 million in adjusted EBITDA before synergies or $621 million after synergies for the 12 months ending Sept. 30, 2016.  The combined markets are expected to strengthen Consolidated’s growth opportunities, enhancing its scale with a fiber-rich network that will extend across 24 states.  Together, Consolidated Communications and FairPoint will expand upon the strong reputations each has built with its customers and in the communities they serve.

The transaction is expected to generate annual operating synergies of approximately $55 million, which are expected to be achieved within two years after completion of the merger.

FairPoint, based in Charlotte, N.C., has operations in 17 states with the largest network in northern New England.  FairPoint operates a robust fiber network of approximately 21,000 fiber route miles. FairPoint had approximately $830 million in revenue for the trailing 12 months (TTM), ended Sept. 30, 2016.  FairPoint has approximately 2,600 employees.

After the transaction closes, Bob Udell will continue to serve as president and chief executive officer of the combined company and one director from the FairPoint Board will join the Consolidated Communications Board of Directors.  The combined company will retain the Consolidated Communications name and will be headquartered in Mattoon, Ill.

Dividend Practice
Consolidated Communications’ Board of Directors has declared a quarterly dividend of $0.38738 per share consistently for 46 quarters since its initial public offering in 2005. The Consolidated Communications Board of Directors expects to maintain its annual dividend of $1.55 per share after the transaction closes.

Debt Financing
As of Sept. 30, 2016, FairPoint had net debt of approximately $887 million.  Pro forma for the transaction, the combined net debt of the combined company will be approximately $2.3 billion, which represents a 3.8x net leverage as of Sept. 30, 2016, down from Consolidated’s 4.4x net leverage as of Sept. 30, 2016.  Consolidated Communications has secured committed debt financing in conjunction with the acquisition that in addition to cash on hand or other sources of liquidity, will be used to refinance FairPoint debt and pay fees and expenses associated with the transaction.  Consolidated has received financing commitments from Morgan Stanley Senior Funding, Inc., MUFG, TD Securities (USA) LLC and Mizuho Bank, LTD.

Approvals and Anticipated Closing
The transaction is subject to standard closing conditions including federal and state regulatory approvals and the approval of both Consolidated Communications’ and FairPoint’s shareholders.  The merger is expected to close by mid-2017.

Advisors
Morgan Stanley & Co. LLC acted as lead financial advisor on the transaction and rendered a fairness opinion to the Board of Directors of Consolidated Communications.  Wells Fargo Securities, LLC and Foros acted as additional financial advisors and Schiff Hardin LLP acted as legal advisor to Consolidated Communications.  Evercore acted as the sole financial advisor to FairPoint and rendered a fairness opinion to the Board of Directors of FairPoint.  Paul Hastings acted as legal advisor to FairPoint.

Transaction Conference Call/Webcast
Consolidated Communications will host a conference call and webcast presentation to discuss the transaction today, Monday, Dec. 5 at 8:30 am ET.  The live webcast and replay can be accessed from the “Investor Relations” section of Consolidated’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981, conference ID 32185565.  A telephonic replay of the conference call will be available through Dec. 12, 2016 and can be accessed by calling 855-859-2056.

About Consolidated Communications
Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) is a leading broadband and business communications provider throughout its 11-state service area.  Consolidated Communications leverages its advanced fiber optic network and multiple data centers to offer a wide range of communications solutions, including data, voice, video, managed services, cloud computing and wireless backhaul.  Headquartered in Mattoon, IL, Consolidated Communications has been providing services in many of its markets for more than a century. www.consolidated.com.

About FairPoint Communications, Inc.
FairPoint Communications, Inc. (Nasdaq:FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network — with more than 21,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery.  www.FairPoint.com.

Safe Harbor
The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, current expectations, plans, strategies, and anticipated financial results of Consolidated Communications Holdings, Inc. (the “Company”) and FairPoint, both separately and as a combined entity.  There are a number of risks, uncertainties, and conditions that may cause the actual results of the Company and FairPoint, both separately and as a combined entity, to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include the timing and ability to complete the proposed acquisition of FairPoint by the Company, the expected benefits of the integration of the two companies and successful integration of FairPoint’s operations with those of the Company and realization of  the synergies from the integration, as well as a number of factors related to the respective businesses of the Company and FairPoint, including economic and financial market conditions generally and economic conditions in the Company’s and FairPoint’s service areas; various risks to stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company’s common stock; changes in the valuation of pension plan assets; the substantial amount of debt and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal or regulatory proceedings or other matters that impact the timing or ability to complete the acquisition as contemplated, regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company’s possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company’s and FairPoint’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; the possibility of disruption from the integration of the two companies making it more difficult to maintain business and operational relationships; the possibility that the acquisition is not consummated, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities.  A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in the Company’s and FairPoint’s respective filings with the SEC, including  the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016, under the heading “Item 1A—Risk Factors,” and the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2015, which was filed with the SEC on March 2, 2016, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of the Company and FairPoint. Many of these circumstances are beyond the ability of the Company and FairPoint to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on the part of the Company and FairPoint.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and FairPoint, and their respective subsidiaries, both separately and as a combined entity to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on the respective behalf of the Company or FairPoint are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, each of the Company and FairPoint disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Important Merger Information and Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, the Company and FairPoint will file relevant materials with the SEC.  The Company will file a Registration Statement on Form S-4 that includes a joint proxy statement of the Company and FairPoint and which also constitutes a prospectus of the Company.  The Company and FairPoint will mail the final joint proxy statement/prospectus to their respective stockholders.  Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information.  The joint proxy statement/prospectus and other relevant documents that have been or will be filed by the Company and FairPoint with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations or to FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202, Attention: Secretary.

The Company, FairPoint and certain of their respective directors, executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its definitive proxy statement, which was filed with the SEC on March 28, 2016. Information about the directors and executive officers of FairPoint is set forth in its definitive proxy statement, which was filed with the SEC on March 25, 2016.  These documents can be obtained free of charge from the sources listed above. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus the Company and FairPoint will file with the SEC when it becomes available.

Contacts:
Jennifer Spaude, Consolidated Communications
jennifer.spaude@consolidated.com
507-386-3765

Paul Taaffe, FairPoint
ptaaffe@fairpoint.com
(704) 227-3623